Code of Ethics

Contents

1	INTRODUCTION		2
2	DEFINITIONS		2
	Benefit plan investors		2
	Chief Compliance Officer (“CCO”)		2
	Conflicts of Interest		3
	ERISA		3
	Insider Trading and Tipping		3
	Material Non-public Information		3
	Supervised Persons		3
3	STANDARDS OF CONDUCT		3
3.1	FIDUCIARY DUTY		3
3.2	COMPLIANCE WITH LAWS AND REGULATIONS		4
3.3	ADHERENCE TO PROFESSIONAL STANDARDS		4
3.4	SPECIFIC PROHIBITIONS		4
	3.4.1	Insider Trading	4
	3.4.2	Fraudulent Practices	5
3.5	CONFLICTS OF INTEREST		5
3.6	DIRECTORSHIPS AND OUTSIDE BUSINESS ACTIVITIES		6
3.7	GIFTS AND ENTERTAINMENT		6
3.8	PRIVACY		6
3.9	INVESTMENT INFORMATION		6
3.10	PERSONAL TRADING		7
4	VIOLATIONS		7
5	TRAINING		8
6	ACCOUNTABILITIES		8
6.1	SUPERVISED PERSONS		8
6.2	TDAM USA COMPLIANCE		8

Issued by: TDAM USA Compliance	Page 1 of 9	Version: March, 2008

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1	Introduction

TD Asset Management USA Inc. (“TDAM USA”), a wholly owned subsidiary of The Toronto-Dominion Bank Financial Group (“TDBFG”), provides investment advisory services in the United States.

In this capacity, TDAM USA serves as a fiduciary and must ensure that Supervised Persons acting on its behalf adhere to the highest standards of professional and ethical conduct and comply with TDAM USA policies.

As a member company of TDBFG, employees acting on behalf of TDAM USA must adhere to the TDBFG Code of Conduct and Ethics (the “TDBFG Code”). The TDBFG Code establishes standards that govern the way TDBFG deals with its shareholders, customers, suppliers, competitors and employees.

To further articulate the values, principles and business practices that guide the conduct of Supervised Persons, the TDAM USA Board of Directors (the “TDAM USA Board”) has adopted the TDAM USA Code of Ethics (“the TDAM USA Code” or “the Code”), which incorporates by reference, the TDAM USA Personal Trading Policy (the “Personal Trading Policy”). The combination of the TDBFG Code and the TDAM USA Code including the Personal Trading Policy (“the Codes”), meet the regulatory requirements in jurisdictions in which TDAM USA operates.

The TDBFG Code and the TDAM USA Code, including the Personal Trading Policy, apply to all Supervised Persons worldwide. Adherence to the provisions of these governing documents is a fundamental condition of employment.

The following policies and or documents referenced in the TDAM USA Code are available at http://w3.tdintranet.com/:

  TDAM USA Form ADV Part II
  TDBFG Code of Conduct and Ethics
  TDBFG Directorships and Outside Business Activities Guidelines
  TDBFG Financial Matters Whistleblower Policy
  TDBFG Privacy Code / Policy
  TDBFG Windows Policy
2	Definitions

Benefit plan investors include ERISA plans, IRA’s, Keogh, governmental, church, foreign plans or other entities whose assets are deemed to constitute plan assets under the U.S. Department of Labor regulation.

Chief Compliance Officer (“CCO”) is appointed to administer the provisions of, and monitor compliance with, the TDAM USA Code, including the Personal Trading Policy. The CCO may delegate any function to individuals or groups within TDBFG Compliance as considered appropriate; accordingly all references to CCO will also include reference to a CCO appointed designate/delegate.

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Conflicts of Interest refer to business practices that have the potential to sacrifice the interests of one set of customers in favour in the interests of another, or business practices where firms could place its or its employees' interests ahead of customer interests.

ERISA means the Employee Retirement Income Securities Act of 1974.

Insider Trading and Tipping Insider Trading occurs when a person buys or sells the securities of a public company while in possession of material non-public information about that company. Tipping occurs when a person informs another of material non-public information about a public company.

Material Non-public Information is defined as any information about a company which has not been disclosed to the general public and which either a reasonable person would deem to be important in making an investment decision or the dissemination of which is likely to impact the market price of the company’s securities. This definition also extends to client securities holdings and transactions.

Supervised Persons means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of TDAM USA, or employee of TDBFG providing services to TDAM USA, or other person who provides investment advice on behalf of TDAM USA and is subject to the supervision and control of TDAM USA. Supervised Persons may include any other person so designated by the CCO. For the purposes of the TDAM USA Personal Trading Policy only, this definition is extended to include any immediate family member residing in the same household or any person over which the Supervised Person has control, e.g., through a power of attorney, trust, estate, etc.

3	Standards of Conduct

3.1	Fiduciary Duty

TDAM USA, including its Supervised Persons, acts as a fiduciary when exercising discretionary trading authority over client accounts. As such, TDAM USA has a duty of care, loyalty, honesty and good faith to act in the clients’ best interests and therefore required standards of conduct, including personal trading, must recognize this.

In recognition of this fiduciary duty, the TDAM USA Code is based on the fundamental principles of openness, integrity, honesty and trust, including but not limited to, conduct of personal trading transactions by Supervised Persons in a manner that does not interfere with client transactions or otherwise take advantage of their relationship with clients.

Supervised Persons must adhere to the highest standard of professional and ethical conduct and be sensitive to situations that may give rise to an actual or an apparent conflict of interest with clients’ best interests. Supervised Persons should be aware of situations that have the potential to cause damage to the reputation or image of TDAM USA or TDBFG.

ERISA’s fiduciary standard applies when a benefit plan’s assets represent at least 25% of a class of a fund’s assets or separately managed account advised by TDAM USA.

Where Supervised Persons have any doubt as to the appropriateness of any activity, believe that they have violated the TDAM USA Code, or become aware of a violation of the TDAM USA Code by

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someone else, they must immediately contact the CCO. TDBFG Financial Matters Whistleblower Policy protects Supervised Persons reporting suspected actual or potential violations committed by others.

3.2		Compliance with Laws and Regulations

Supervised Persons are required to comply with all applicable United States Federal securities laws and the applicable laws of the jurisdiction in which the Supervised Person is located. U.S. securities laws include, but are not limited to the following:

Investment Advisers Act of 1940 (“the Advisers Act”)

Investment Company Act of 1940 (“the 1940 Act”)

Securities Act of 1933 (“the 1933 Act”)

Securities Exchange Act of 1934 (“the 1934 Act”)

ERISA

Sarbanes-Oxley Act of 2002

Title V of the Gramm-Leach-Bliley Act

In all the cases the Rules and Regulations enabled under each apply as well as any rules adopted by the U.S. Securities and Exchange Commission (“SEC”) under any of these statutes

The Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted there under by the SEC or the U.S. Department of Treasury

3.3		Adherence to Professional Standards

Supervised Persons are required to adhere to the codes of conduct and professional standards of bodies under which they are professionally licensed or qualified. For example, CFA Institute[1] members and students are expected to act in accordance with the CFA Institute Code of Ethics and Standards of Professional Conduct.

3.4		Specific Prohibitions

	3.4.1	Insider Trading

TDAM USA may receive Material Non-public Information or review opportunities for investment in public entities or subsidiaries or affiliates of public entities.

Supervised Persons in possession of Material Non-public Information may not directly or indirectly trade in any security of the issuer, either for themselves or on behalf of others, while in possession of Material Non-public Information (“Insider Trading”). Supervised Persons must not communicate (“tip”) Material Non-public Information to others; this is also a legal violation. These prohibitions apply until after proper disclosure and public dissemination of the information.

Supervised Persons must contact the CCO immediately if they posses or believe they may possess Material Non-public Information.

[1] Chartered Financial Analyst Institute (“CFA Institute”)

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Supervised Persons should refer to the TDBFG Windows Policy for further consideration of conflicts of interest.

The potential penalties for insider trading include civil, criminal, regulatory and employment actions resulting in any combination of fines, imprisonment or monetary damages.

3.4.2	Fraudulent Practices

Supervised Persons must not, in connection with the purchase or sale, directly or indirectly, of any security held or to be acquired for a client:

a.	Employ any device, scheme, or artifice to defraud a client or prospective client.

b.	Engage in any transaction, practice, or course of business that operates as a fraud or deceit upon a client or prospective client.

c.	Mislead a client, including by making false statements or a statement that omits material facts.

d.	Engage in any manipulative practice with respect to such client.

Supervised Persons may not engage in conduct that is deceitful, fraudulent or manipulative, or that involves false or misleading statements, in connection with their activities as an investment adviser.

3.5	Conflicts of Interest

Consistent with the fiduciary responsibilities described above, TDAM USA and its Supervised Persons fulfill these responsibilities by avoiding conflicts of interest or the perception of a conflict of interest. Supervised Persons must fully disclose to their manager and the CCO all material facts concerning actual or perceived conflicts of interest between TDAM USA and its Supervised Persons, and any client or clients.

A number of potential conflicts of interest issues that may arise between TDAM USA and its clients, due to TDAM USA’s corporate relationship with TDBFG and its subsidiaries which may engage in and obtain remuneration and profits from business activities. For example:

TDBFG may provide advisory or other services, such as, senior loans or investment banking services, or invest in a company in which a TDAM USA client has invested. The potential for such conflicts of interest situations are increased where the company at issue is not performing well or otherwise becomes troubled.

Certain Supervised Persons are required under the Fund Ownership Requirements to make personal investments in the funds that they advise, i.e., co-invest with clients. This requirement intends to align the personal interests of the Supervised Persons with those of its clients. Certain other Supervised Persons may have the option to invest personally in the funds advised by TDAM USA with a reduced minimum investment requirement. In either case, the Supervised Person investing in the funds must adhere to the terms and conditions of the Fund Ownership Requirements.

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Supervised Persons should consider the existence of these conflicts of interest and others, and upon identification, contact their manager and the CCO.

3.6	Directorships and Outside Business Activities

Supervised Persons must consult the TDBFG Directorships and Outside Business Activities Guidelines before entering into any outside business activity or directorship.

3.7	Gifts and Entertainment

All Supervised Persons are required to comply with the TDBFG Code. Supervised Persons engaged in trading, advising or providing analysis are also required to comply with the requirements of the TDBFG Code and the TDAM USA Business Entertainment and Gifts Policy.

Supervised Persons should not accept inappropriate gifts, favours, entertainment, special accommodations, or other things having more than a nominal value that could influence their decision- making or make them feel beholden to a person or firm. Similarly, Supervised Persons should not offer gifts, favours, entertainment, special accommodations, or other things of more than a nominal value that could be viewed as overly generous or aimed at influencing decision making, inducing reciprocal favours, or making a client or firm feel beholden to them or to TDAM USA.

If you have questions regarding gifts and entertainment, please consult your manager or TDAM USA Compliance.

3.8	Privacy

The TDBFG Privacy Code (“the Privacy Code”) is the controlling document that dictates the use and disclosure of personal information within TDBFG. TDAM USA and its Supervised Persons must to be aware of the provisions of the Privacy Code and abide by it. Refer also to the TDAM USA Form ADV Part II

3.9	Investment Information

Supervised Persons may acquire investment information while engaged in activities for TDAM USA or its clients, including but not limited to, information regarding actual or contemplated investment decisions, portfolio composition, due diligence research, or client holdings. Some information may also be considered Material Non-public Information subject to insider trading restrictions described in Section 3.4.1. Supervised Persons must:

Keep such investment information confidential and not disclose such information to an outside party other than to persons who need to know the information to perform services for the client or as required by law; senior management can authorize disclosure in other cases.

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Use all investment information solely for purposes necessary for or incidental to the provision of TDAM USA services; and

Safeguard all investment information with a high degree of care.

3.10	Personal Trading

TDAM USA recognizes that personal trading activities of its Supervised Persons may present potential conflicts of interest. The TDAM USA Personal Trading Policy, forming part of the TDAM USA Code, endeavours to mitigate these potential conflicts of interest. The requirements of the TDBFG Firewalls Policy and the TDBFG Windows Policy also apply.

Refer to Appendix A for the TDAM USA Personal Trading Policy.

4	Violations

Supervised Persons are required to report any actual or potential violations of the Code and Personal Trading Policy to their manager and the CCO. The CCO will review any actual or potential violations with senior management and may discuss with the Supervised Person’s manager.

Should the CCO otherwise become aware of any actual or potential violations, these may, at the discretion of the CCO, be discussed with the Supervised Person’s manager, escalated to senior management or TDBFG Human Resources.

Supervised Persons are required to acknowledge that adherence to the provisions of the Code is a condition of employment with TDBFG and a serious violation of the Code or referenced policies may result in dismissal. Supervised Persons should be aware that violations could also lead to regulatory enforcement action resulting in suspension or expulsion from the securities business, fines and penalties, and imprisonment.

To achieve compliance with Rule 17j-1 under the 1940 Act, the Advisers Act and the Code, violations may result in one or more of the following disciplinary actions:

  Review of the Code by the Supervised Person
  Written warning from TDAM USA Compliance or senior management, i.e. a letter of censure
  Disgorgement of profits to a charity without benefit of tax receipt
  Suspension of personal trading privileges
  Change of work responsibilities
  Probation, suspension or termination of employment

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Violations resulting in any of the noted consequences are documented in the Supervised Person’s Human Resources record.

5	Training

The CCO is responsible for periodically providing training for Supervised Persons on the requirements of the Code, including the Personal Trading Policy. Training may include live presentation, educational videos, online training programs or the use of other media.

All Supervised Persons are required to attend in-person training sessions or read any applicable materials as requested.

6	Accountabilities

6.1	Supervised Persons

Annually, all Supervised Persons review and attest that they have reviewed the Code, including the Personal Trading Policy; the CCO administers this attestation. TDBFG Human Resources administers annual attestation of the TDBFG Code.

6.2	TDAM USA Compliance

The CCO:

May designate any other person as a Supervised Person, as necessary.

Reports all material violations of the Code and the Personal Trading Policy monthly to senior management and quarterly to the TDAM USA Board.

Provides a written report to the Board of Directors of any Investment Company that is a client:

Describing any issues arising under the Code since the previous report including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to material violations; and

Certifying that TDAM USA has adopted procedures reasonably necessary to prevent Supervised Persons from violating the Code.

Reviews the Code and the Personal Trading Policy as part of the annual review process or periodically as required, to evaluate its adequacy and the effectiveness of its implementation.

In the event that the Code is materially amended, submits the amended Code promptly for approval to the TDAM USA Board and Board of Directors of any Investment Company that is a client and no later than six months after the adoption of amendment.

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TDAM USA Compliance acts as a resource for Supervised Persons regarding their responsibilities under the Code.

Issued by: TDAM USA Compliance	Page 9 of 9	Version: March, 2008